                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                    [LOGO]



                           ------------------------
                           NOTICE OF ANNUAL MEETING
                           ------------------------

To Textron Shareholders:

     The 1996 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 24, 1996, at 10:30 a.m. AT THE CLOCK TOWER RESORT & CONFERENCE CENTER, 7801 EAST STATE STREET, ROCKFORD, ILLINOIS for the following purposes:

          1. To elect five directors in Class III for a term of three years in accordance with Textron's By-Laws (Item 1).

          2. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 1996, which is RECOMMENDED by the Board of Directors (Item 2).

          3. To consider and act upon the shareholder proposal set forth in the accompanying Proxy Statement, which is OPPOSED by the Board of Directors (Item 3).

          4. To transact such other business as may properly come before the meeting.

     You are entitled to vote all shares of Common and Preferred Stock registered in your name at the close of business on March 1, 1996. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 1996 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                       /s/  James F. Hardymon

                                            James F. Hardymon
                                            Chairman and
                                            Chief Executive Officer

Providence, Rhode Island
March 14, 1996

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, which is being mailed on or about March 14, 1996, to each person entitled to receive the accompanying Notice of Annual Meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 24, 1996, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

     All shareholders of record at the close of business on March 1, 1996, will be entitled to vote. The stock transfer books will remain open. As of March 1, 1996, Textron had outstanding 85,978,117 shares of Common Stock; 263,292 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 115,588 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. All shareholders vote as one class.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy, unless otherwise instructed, to vote to elect H. Jesse Arnelle, Brian H. Rowe, Sam F. Segnar, Jean Head Sisco and Martin D. Walker to Class III. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                CLASS III -- NOMINEES FOR TERMS EXPIRING IN 1999
[Photo]           H. JESSE ARNELLE                           DIRECTOR SINCE 1993

                       Mr. Arnelle, 62, is senior partner in the law firm of
                  Arnelle, Hastie, McGee, Willis & Greene, San Francisco. The firm of Arnelle and Hastie, which he co-founded in 1985, merged with McGee, Willis & Greene in 1994. He is a director of FPL Group, Inc., Wells Fargo & Company and Wells Fargo Bank, N.A., WMX Technologies, Inc., Eastman Chemical Corporation, Armstrong World Industries and Union Pacific Resources, Inc.

                       Mr. Arnelle is Chairman of the Board of Trustees of
                  Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

[Photo]           BRIAN H. ROWE                     DIRECTOR SINCE DECEMBER 1995

                       Mr. Rowe, 64, is the retired Chairman and now a
                  consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications, and Executive Vice Chairman of American Regional Aircraft Industry, Inc. He joined General Electric in 1957 and held various senior management positions with GEAE. Mr. Rowe became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in late 1994.

                       Mr. Rowe is a director of Atlas Air, Inc., B/E Aerospace,
                  Canadian Marconi, Fifth Third Bank and Stewart & Stevenson Services, Inc.

--------------------------------------------------------------------------------

[Photo]           SAM F. SEGNAR                              DIRECTOR SINCE 1982

                       Mr. Segnar, 68, is the retired Chairman and chief
                  executive officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co.

                       Mr. Segnar is a director of Hartmarx Corporation, Seagull
                  Energy Corporation, Gulf States Utilities Company, ProBank, N.A. and Mapco Inc. and an advisory director of Pilko and Associates Inc. He is a trustee of the John Cooper School, the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration. He is a member of the National Advisory Board of The First Commercial Bank Corporation.

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[Photo]           JEAN HEAD SISCO                            DIRECTOR SINCE 1975

                       Mrs. Sisco, 70, is a partner in the international trade
                  consulting firm of Sisco Associates. She is a director of The Neiman Marcus Group, Inc., Santa Fe Pacific Gold Corporation, Chiquita Brands International, Inc., Washington Mutual Investors Fund, Inc., K-Tron International, Inc. and American Funds -- Series I. She held various executive offices with the Washington, D.C. department store chain of Woodward & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977. She is Treasurer of Reading is Fundamental, past Chairman of the National Association of Corporate Directors, Chairman of the Leadership Foundation and Secretary of the
International Women's Forum.

--------------------------------------------------------------------------------

[Photo]           MARTIN D. WALKER                           DIRECTOR SINCE 1986

                       Mr. Walker, 63, is Chairman, chief executive officer and
                  a director of M. A. Hanna Company, an international specialty chemicals company. He joined and assumed his current position at the company in 1986. From 1982 to 1986, Mr. Walker was Executive Vice President and a member of the Office of the Chief Executive of Rockwell International Corporation, a multi-industry company engaged in electronics, aerospace, automotive and graphics businesses. Mr. Walker served as Senior Vice President of Rockwell and President of its Automotive Operations from 1978 to 1982. Mr. Walker was a director of Ex-Cell-O Corporation from 1983 until its acquisition by Textron in 1986.

     Mr. Walker is a director of Comerica, Inc., The Reynolds and Reynolds Company and The Timken Company.

                        DIRECTORS CONTINUING IN OFFICE

                       CLASS I -- TERMS EXPIRE IN 1997


[Photo]           LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994

                       Mr. Campbell, 49, is President and chief operating
                  officer of Textron. He joined Textron in September 1992 as Executive Vice President and chief operating officer and assumed his present position in January 1994. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. He began his career at General Motors in 1968 and progressed through various product design, engineering, manufacturing and management positions. Mr. Campbell served as a Vice President of General Motors and General Manager of its Flint Automotive Division Buick-Oldsmobile-Cadillac Group from 1988 to 1991 and became General Manager of its GMC Truck Division in 1991. Mr. Campbell is a director of Avco Financial Services, Inc., The Paul Revere Corporation and Citizens Financial Group, Inc.

--------------------------------------------------------------------------------

[Photo]           R. STUART DICKSON                          DIRECTOR SINCE 1984

                       Mr. Dickson, 66, was Chairman of the Board of Ruddick
                  Corporation, a diversified holding company with interests in industrial sewing thread, regional supermarkets, business forms and venture capital businesses, from 1968 until February 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation, First Union Corporation, PCA International, United Dominion Industries and Dimon Inc.

                       He is Chairman of the Charlotte-Mecklenburg Hospital
                  Authority and a trustee of Davidson College.

--------------------------------------------------------------------------------

[Photo]           JOHN D. MACOMBER                           DIRECTOR SINCE 1993

                       Mr. Macomber, 68, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. Mr. Macomber was chief executive officer of Celanese Corporation, a diversified chemical company, from 1977 to 1986 and also served as Chairman from 1980 to 1986. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. He is a director of Bristol Myers Squibb Co., The Brown Group, Inc., Lehman Brothers Holdings Inc., Pilkington Ltd. and Xerox Corporation. He is also a director of The Atlantic Council of the United States, The French-American Foundation and the National Executive Services
Corps. Mr. Macomber is a member of the Advisory Board of the Yale School of Management, the Center for Strategic and International Studies and STRIVE. He is also a member of the Council on Foreign Relations and the Bretton Woods Committee.

     Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of Carnegie Institute of Washington.

[Photo]           JOHN W. SNOW                               DIRECTOR SINCE 1991

                       Mr. Snow, 56, is Chairman, President, chief executive
                  officer and a director of CSX Corporation, an international transportation company that offers a variety of rail, container-shipping, trucking and barge services. He joined a predecessor company of CSX Corporation in 1977 as Vice President-Government Affairs and progressed through various executive positions. Mr. Snow became President and a director of CSX Corporation in 1988, chief executive officer in 1989 and Chairman in 1991.

                       Mr. Snow is a director of USX Corporation, NationsBank
                  Corporation and Bassett Furniture Industries, Inc., Chairman of the Business Roundtable and a member of the board of trustees of Johns Hopkins University.

--------------------------------------------------------------------------------

                        CLASS II -- TERMS EXPIRE IN 1998

[Photo]           PAUL E. GAGNE                     DIRECTOR SINCE DECEMBER 1995

                       Mr. Gagne, 49, is President and chief executive officer
                  of Avenor Inc., a forest products company formerly known as Canadian Pacific Forest Products Ltd. He joined Avenor in 1981 as chief internal auditor and progressed through various executive positions. Mr. Gagne became President and chief operating officer in 1990 and assumed his present position in 1991.

                       Mr. Gagne is Chairman of Pacific Forest Products Ltd., a
                  subsidiary of Avenor, a director of Inmet Mining Corporation, Liquid Carbonic Inc. and Textron Canada Limited. He is a
member of the board of C.D. Howe Institute and the Conference Board of Canada and a director of the World Business Council for Sustainable Development.

--------------------------------------------------------------------------------

[Photo]           JAMES F. HARDYMON                          DIRECTOR SINCE 1989

                       Mr. Hardymon, 61, is Chairman and chief executive officer
                  of Textron. He joined Textron in December 1989 as President and chief operating officer, became chief executive officer in January 1992, assumed the additional title of Chairman in January 1993 and relinquished the title of President to Mr. Campbell in January 1994. Prior to joining Textron, Mr. Hardymon was President, chief operating officer and a director of Emerson Electric Co., a global manufacturer of electrical and electronic products and systems. Mr. Hardymon joined Emerson Electric's Browning Manufacturing Division in 1961 and progressed through various executive positions at Emerson. Mr. Hardymon served as Vice Chairman and chief operating officer of Emerson from 1987 to 1988, and then served as President and chief operating officer of Emerson until joining Textron in 1989. Mr. Hardymon also served as a director of Emerson from 1987 until he joined Textron. Mr. Hardymon is a director of Avco Financial Services, Inc., The Paul Revere Corporation and Fleet Financial Group, Inc., a trustee of the University of Kentucky and a member of the board of the National Association of Manufacturers.

[Photo]           BARBARA SCOTT PREISKEL                     DIRECTOR SINCE 1975

                       Mrs. Preiskel, 71, is a director of the American Stores
                  Company, General Electric Company, Massachusetts Mutual Life Insurance Company and The Washington Post Company. She is Chairman of New York Community Trust, a trustee of Wellesley College and a trustee of Tougaloo College. Mrs. Preiskel is a former Senior Vice President and General Counsel of the Motion Picture Association of America, Inc. She joined the Association in 1959 as Deputy Attorney, was elected a Vice President in 1971 and served as Senior Vice President from 1977 to 1983.

--------------------------------------------------------------------------------

[Photo]           THOMAS B. WHEELER                          DIRECTOR SINCE 1993

                       Mr. Wheeler, 59, is President, chief executive officer
                  and a director of Massachusetts Mutual Life Insurance Company. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987 and assumed his current position in 1988. He is a director of the Bank of Boston Corporation.

                       Mr. Wheeler is Chairman of Jobs for Massachusetts and
                  Springfield College, a trustee of the Basketball Hall of Fame and the Springfield Orchestra Association and a member of the
Yale University Development Board.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 1995, the Board of Directors met nine times. The Executive Committee of the Board did not meet during 1995. The Board has standing Audit, Nominating and Board Affairs, Organization and Compensation, and Pension Committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $38,000 plus $1,200 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,200 for each committee meeting attended; and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation, until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron Common Stock. Directors must defer a minimum of $13,250 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25 percent of the amount deferred by the director into this account during the quarter. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one-half on the next December 31. Textron also credits dividend equivalents to the stock unit account.

     Non-employee directors who have completed at least five years of service as a Textron director prior to retirement from the Board of Directors are eligible to participate in a pension plan. Each director who qualifies will receive an annual pension benefit in an amount equal to the annual retainer in effect at the time of the director's retirement, commencing after the later of the director's retirement or seventieth birthday, subject to acceleration by the Board to any date after a retired director's sixty-fifth birthday and, in the case of retirement due to total disability, to any date after such retirement. The pension will continue for the life of the retired director.

     Each non-employee director has received 1,000 restricted shares of Textron Common Stock. Except in the case of the director's death or disability or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 18 of this Proxy Statement), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a Director and is eligible to receive benefits under Textron's pension plan for non-employee directors.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors and the scope and costs of non-audit services provided by the independent auditors; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's programs to ensure compliance with Textron policies; and reviews with management, the independent auditors and the internal auditors Textron's internal accounting controls. The Audit Committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present.

     The following four non-employee directors presently comprise the Audit
Committee: Mrs. Sisco (Chairman), Mr. Dickson, Mr. Macomber and Mr. Wheeler. During 1995, the Audit Committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President-Audit and Business Ethics has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the Nominating and Board Affairs Committee will consider suggestions from a variety of sources, including shareholders, regarding possible candidates. Shareholders wishing to recommend individuals as candidates for nomination by the Board should submit their recommendations in writing by December 1 of the year preceding the annual meeting of shareholders to the Nominating and Board Affairs Committee, c/o Office of the Secretary, Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, along with a description of the proposed candidate's qualifications and other pertinent biographical information as well as a written consent from the proposed candidate. In addition, the Nominating and Board Affairs Committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, overall performance of the Board and other matters of corporate governance. The following four non-employee directors presently comprise the Nominating and Board Affairs Committee: Mrs. Preiskel (Chairman), B.F. Dolan, Mr. Macomber and Mr. Segnar. Mr. Dolan has elected not to stand for re-election to the Board. The Nominating and Board Affairs Committee met twice during 1995.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for senior executive officers and approves compensation arrangements for other executive officers. In addition, the Organization and Compensation Committee reviews the responsibilities and performance of senior executive officers, plans for their succession, and approves changes in executive officers. The following five non-employee directors presently comprise the Organization and Compensation Committee: Mr. Walker (Chairman),

Mr. Arnelle, Mr. Segnar, Mrs. Sisco and Mr. Snow. During 1995, the Organization and Compensation Committee met four times.

     Pension Committee

     The Pension Committee is responsible for overseeing the operations of Textron's tax-qualified retirement plans. The Pension Committee recommends to the Board the selection of independent actuaries and auditors for the major qualified plans and reviews the management of investments, the accounting for and the valuation of plans, and any material changes in their design and funding. The following four non-employee directors presently comprise the Pension Committee: Mr. Wheeler (Chairman), Mr. Arnelle, Mr. Dickson and Mrs. Preiskel. The Pension Committee met twice during 1995.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than five percent of any class of Textron's voting stock as of December 31, 1995:

                                                                   AMOUNT AND NATURE
                                  NAME AND ADDRESS OF                OF BENEFICIAL         PERCENT
    TITLE OF CLASS                  BENEFICIAL OWNER                   OWNERSHIP           OF CLASS
----------------------            -------------------              -----------------       --------
Common Stock..........  Bankers Trust Company, 280 Park Avenue,   15,368,136 shares(1)       18.1%
                        New York, New York 10017
Common Stock..........  The Capital Group Companies, Inc.          5,542,100 shares(2)        6.5%
                        333 South Hope Street
                        Los Angeles, California 90071

---------------

     (1) Bankers Trust Company has informed Textron that the reported number includes 734,585 shares as to which Bankers Trust Company has sole voting power and 13,300 shares as to which it shares voting power, 1,390,310 shares as to which it has sole investment power and 4,600 shares as to which it shares investment power, 28,590 shares which it holds as Trustee under the Paul Revere Savings Plan and as to which it disclaims any beneficial interest and 13,944,636 shares (16.42% of the class) which it holds as Trustee under the Textron Savings Plan and as to which it disclaims any beneficial interest. Shares held by Bankers Trust Company as Trustee under the Textron Savings Plan and Paul Revere Savings Plan will be voted at the annual meeting in accordance with instructions from the participants in the Plans, or, in the absence of instructions, by Bankers Trust Company as Trustee in accordance with the Plans.

     (2) Pursuant to a statement filed by The Capital Group Companies, Inc. with the Securities and Exchange Commission in accordance with Rule 13d of the Securities Exchange Act of 1934 on behalf of itself, The Capital Group Companies, Inc. has reported that it has sole voting power over 2,563,800 shares and sole investment power over 5,542,100 shares. The Capital Group Companies, Inc. disclaims any beneficial interest in the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" are the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 17 of this Proxy Statement and by all current directors and executive officers as a group. Directors and executive officers as a group beneficially owned 1.05% of the outstanding shares of Common Stock. Ownership indicated is as of December 31, 1995.

     The column headed "Number of Shares of Common Stock" includes shares held for Textron executive officers by the bank trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1995, and shares held jointly. Each director and officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the bank trustee under the Textron Savings Plan or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of Textron shareholders. The column headed "Total Common Stock-Based Holdings" includes Textron Common Stock beneficially owned and other Common Stock-based holdings in the form of stock units, performance share units, restricted stock, retirement stock incentive units and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of Textron Common Stock).

                                                                 NUMBER                  TOTAL
                                                                OF SHARES            COMMON STOCK-
                         NAME                             OF COMMON STOCK(1)(2)      BASED HOLDINGS
                         ----                             ---------------------      --------------
H. Jesse Arnelle.......................................            1,111                    1,699
Lewis B. Campbell......................................           86,119                  166,516
R. Stuart Dickson......................................           21,233                   21,764
B. F. Dolan............................................           69,517                   72,203
Paul E. Gagne..........................................            1,000                    1,000
James F. Hardymon......................................          175,175                  922,451
Stephen L. Key.........................................              112                   40,314
John D. Macomber.......................................            5,597                    6,083
Richard A. McWhirter...................................           71,089                  107,875
Barbara Scott Preiskel.................................            2,745                    5,950
Brian H. Rowe..........................................            1,000                    1,000
Sam F. Segnar..........................................            1,965                    4,876
Jean Head Sisco........................................            2,003                    3,482
John W. Snow...........................................            1,992                    4,745
Martin D. Walker.......................................            1,748                    4,976
William F. Wayland.....................................           37,534                   94,163
Thomas B. Wheeler......................................            1,058                    4,199
All current Directors and Executive Officers as a
  Group (37 persons)...................................          894,581(3)             2,103,996

---------------

     (1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 17,000; Mr. Segnar -- 500; and Mr. Snow -- 1,000.

     (2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1995: Mr. Campbell -- 81,999; Mr. Hardymon -- 157,325; Mr. McWhirter -- 57,624; and Mr. Wayland -- 31,499.

     (3) Includes 19,400 shares as to which voting and investment powers are shared and 645,972 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1995.

                            ------------------------

     As required by Securities and Exchange Commission rules, Textron notes that two Form 4 reports by Mr. Macomber, concerning transactions involving shares of Textron Common Stock, were filed after the due date.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries with which we compete for customers and executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations for achieving outstanding performance. Total compensation opportunities for 1995 for the chief executive officer and for the other executive officers in general were consistent with this philosophy. In determining competitive compensation for each of the components of executive compensation described below, Textron analyzes data from several independent compensation surveys. The companies included in the compensation surveys (the "surveyed companies") are not identical to those included in the peer group compiled for the performance graph on page 19 of this Proxy Statement, although many companies are included in both groups. The number of surveyed companies is greater than the number of companies included in the peer group.

EXECUTIVE COMPENSATION PROGRAM

     Each year the Organization and Compensation Committee, which is comprised entirely of outside directors, recommends to the Board of Directors compensation arrangements for senior executive officers, including the officers named in the Summary Compensation Table on page 14 of this Proxy Statement (the "Named Officers") and approves compensation arrangements for other executive officers. Such compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants. The full Board of Directors unanimously approved the recommendations made by the Organization and Compensation Committee for 1995. Messrs. Hardymon and Campbell did not, however, participate in the deliberations of the Organization and Compensation Committee or Board of Directors regarding their own compensation.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers, which were increased by 2.7 percent for 1995, were set so that the midpoints of the ranges approximate the 50th percentile for comparable positions in the surveyed companies. Individual salaries were considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. In 1995, target annual incentive compensation opportunities were established so that the combination of base salary and target annual incentive awards (60% of salary for the chief executive officer and the chief operating officer and 50% of salary for the other Named Officers) would approximate the 50th percentile of compensation for comparable positions in the surveyed companies. Annual incentive payments are generally limited to twice the target award level, but the Committee can make payments above these levels if it deems performance warrants. The factors considered by the Committee in recommending 1995 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved. In determining the level of 1995 annual incentive compensation for the executive officers, the Committee evaluated performance relative to three key corporate financial objectives: earnings per share, free cash flow and return on equity. The 1995 results significantly exceeded objectives in all three areas. Individual awards were also based on the Committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. The annual incentive compensation earned by the Named Officers is reported in the "Bonus" column of the Summary Compensation Table on page 14 of this Proxy Statement.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1994 Long-Term Incentive Plan (the "1994 Plan"), executive officers may be granted stock options, performance share units, or both. Ranges established by the Committee for stock option and performance share unit grants enable the Committee to make grants that can produce total compensation opportunities at or above the 75th percentile of competitive practice at the surveyed companies as warranted by performance.

     1995 Grants of Stock Options

     Pursuant to the 1994 Plan, the Committee recommended to the Board of Directors the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth and prior option grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1994 Plan, stock options granted in 1995 were at a purchase price equal to 100% of the fair market value of Textron Common Stock at the time of the option grant. The grants were made within the ranges referred to above under the heading, "Long-Term Incentive Compensation." Information on the stock options granted during fiscal year 1995 to the Named Officers appears in the table on page 16 of this Proxy Statement.

     1995 Payouts of Previously Granted Performance Share Units

     The Textron 1990 Long-Term Incentive Plan was revised in 1992 to further align Textron's executive compensation program with shareholders' interests by granting executive officers performance share units instead of performance units. The 1995 payouts to executive officers were for performance share units granted for the three-year performance cycle ending December 30, 1995. The Committee recommended to the Board of Directors payouts in a range of 40% to 100% of such performance share unit grants. The payouts were generally based 75% on three-year aggregate earnings per share and 25% on the Committee's evaluation of free cash flow, balance sheet strength, shareholder value and the executive officer's performance. Two of the executive officers, including Mr. Key, who joined Textron in 1995, did not receive payouts with respect to previously granted performance share units but instead each received a payment representing the lost value of a long-term incentive award from a prior employer. Information on the 1995 payouts to the Named Officers of previously granted performance share units appears in the table on page 14 of this Proxy Statement.

     1995 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 1996, each performance share unit granted and earned under the 1994 Plan will be valued for payment purposes at the market value of Textron Common Stock at the end of the three-year performance period. The Committee recommended to the Board of Directors the number of performance share units to be granted to executive officers for the 1996-1998 performance cycle based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years was taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Grants of 1996-1998 performance share units were made to executive officers within the ranges previously referred to under the heading, "Long-Term Incentive Compensation," on page 11 of this Proxy Statement. The number of 1996-1998 performance share units that will actually be earned will generally be based 75% on earnings per share growth and 25% on the Committee's evaluation of balance sheet strength/asset management, shareholder value (common stock price, book value per common share, dividends, and common stock price performance versus proxy peer group) and the executive officer's individual performance. During 1995, performance share units were also granted to newly hired executive officers, including Mr. Key, for a special 1995-1996 performance cycle and the 1995-1997 performance cycle. Such grants were made as described above. Information on the 1995 grants of performance share units appears in the table on page 17 on this Proxy Statement.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The Committee also seeks to promote stock ownership and to base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the Long-Term Incentive Plan described above, the Textron Deferred Income Plan, in which all named officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units which are equivalent in value to shares of Textron Common Stock. The Deferred Income Plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 25% premium on amounts the executives elect to defer in the stock unit account. For 1996 and later years at least 50% of elective deferrals must be invested in stock units.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Hardymon's compensation and each component thereof, the Committee took into consideration information provided by independent, professional compensation consultants. As reported in the Summary Compensation Table on page 14 of this Proxy Statement, Mr. Hardymon's salary was $925,000 for 1995. In determining this amount, the Committee took into account his performance and the fact that, Mr. Hardymon's 1994 base salary of $825,000 was below the 50th percentile of compensation paid to chief executive officers at the surveyed companies. The increase for 1995 placed Mr. Hardymon's base salary at approximately the 60th percentile for his position.

     The Committee recommended and the Board approved a 1995 annual incentive award of $1,350,000 reflecting the Committee's assessment of Mr. Hardymon's performance against his objectives. Specifically, the Committee determined that Mr. Hardymon exceeded all of his objectives, including the objectives relative to three of the key financial measurements in the Textron plan: earnings per share, free cash flow and return on equity. Mr. Hardymon's non-financial objectives consisted of (1) maintaining shareholder value at or above that of Textron's proxy peer group, (2) bringing "challenged" divisions to an acceptable return level or rationalizing or divesting them, (3) putting more emphasis on the growth (international markets and acquisitions) portion of Textron's long-term strategic plan, (4) working with the corporate human resources steering committee to oversee the development of Textron's high potential employees with emphasis on female and minority advancement, (5) aiding the Nominating and Board Affairs Committee of the Board in filling the open director slots and (6) continuing to maintain the favorable public image enjoyed by Textron with each of its constituencies. All of the non-financial objectives were fully achieved and Mr. Hardymon's performance was considered exemplary by the Committee and the Board. Based on competitive compensation information which the Committee has reviewed, the Committee believes that for 1995, Mr. Hardymon's annual compensation (salary plus annual incentive compensation) was marginally above the 75th percentile of the surveyed companies.

     The Committee determined that all of the performance share units granted to Mr. Hardymon for the 1993-1995 performance cycle were earned since aggregate earnings per share (upon which 75% of the award was based) exceeded the targeted level for that period and performance objectives in the following areas (upon which 25% of the award was based) were achieved or exceeded: aggregate three-year free cash flow, balance sheet strength/asset management and shareholder value, as measured by return on equity, debt to total capital ratio, book value per common share, common stock price, annual dividend rate and market value of common shares outstanding. The value of the 1993-1995 performance share units earned by Mr. Hardymon was $1,449,000 and was determined by multiplying the number of earned performance share units by the market price of Textron Common Stock in January 1996. The value of the units earned was favorably impacted by the significant (approximately 70%) increase in the market value of Textron Common Stock since the units were granted in December 1992.

     Mr. Hardymon received an award of 25,000 performance share units for the 1996-1998 cycle. This award compares to 30,000 performance share units granted for the 1995-1997 cycle. The decrease in the number of the performance share units granted for the 1996-1998 cycle reflects the increased market value of Textron Common Stock. Mr. Hardymon was not granted any stock options in 1994 or in 1995 and the Committee does not intend to grant him any further stock options. Instead, the Committee granted Mr. Hardymon 500,000 retirement stock incentive units in 1994, designed to retain him and reward him commensurately with total shareholder returns during the next five years. The retirement stock incentive units, which are payable in cash upon retirement, or earlier in certain cases, provide incentive compensation opportunities identical to stock options, since payouts will equal the increase in market price of Textron Common Stock on the date of payment over the market price on the date the units were granted.

     Mr. Hardymon also received compensation under various Textron benefit and compensation plans. (See footnotes (2), (4) and (5) to the Summary Compensation Table on page 14 of this Proxy Statement.)

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan which has been approved by shareholders. Performance goals are not objective if the Committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the Deferred Income Plan for Textron Key Executives is not subject to the $1 million limitation.

     Textron's current policy is to preserve Committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1994 Plan do qualify as Performance-Based Compensation.

     The Deferred Income Plan for Textron Key Executives encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). In addition, annual incentive compensation payable to executive officers in excess of target levels must be deferred. Consequently, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The Committee will continue to assess the effect of these tax rules on Textron.

     This report is submitted by the Organization and Compensation Committee.

           MARTIN D. WALKER, CHAIRMAN
           H. JESSE ARNELLE
           SAM F. SEGNAR
           JEAN HEAD SISCO
           JOHN W. SNOW

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 1995 and
(ii) the four most highly compensated executive officers of Textron other than the chief executive officer, who were serving as executive officers at the end of 1995 (collectively, the "Named Officers"), for Textron's 1993, 1994 and 1995 fiscal years. Compensation which was deferred by the Named Officers under Textron's Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                            ------------------------   ------------------------------------------------
                                                                     AWARDS                   PAYOUTS
                                                       -----------------------------------  -----------
                                                          RESTRICTED         SECURITIES        LTIP
NAME AND PRINCIPAL                                       STOCK AWARDS        UNDERLYING       PAYOUTS         ALL OTHER
    POSITION(1)     YEAR    SALARY ($)    BONUS ($)         ($)(4)        OPTIONS/SARS (#)      ($)      COMPENSATION ($)(5)
------------------- -----   ----------   ------------  -----------------  ----------------  -----------  -------------------
J. F. Hardymon      1995     $925,000     $1,472,000(2)    $  122,000             -0-       $1,449,000         $325,393
Chairman and        1994      825,000      1,000,000           -0-              500,000        481,000          257,878
Chief Executive     1993      725,000        950,000          250,102            50,000        381,656          214,805
Officer

L. B. Campbell      1995      530,000        550,000        1,848,438            40,000        514,395          159,016
President and       1994      450,000        530,000           -0-               50,000        235,363          138,826
Chief Operating     1993      366,666        740,760           -0-               42,000          -0-            105,390
Officer

W. F. Wayland       1995      385,000        320,000           -0-               17,500        492,660          105,754
Executive Vice      1994      350,000        350,000           -0-               23,000        184,075          100,590
President           1993      325,000        340,000           99,484            20,000        179,184           87,139
Administration and
Chief Human
Resources Officer

S. L. Key           1995      272,700        927,000(3)     1,138,750            37,500          -0-              4,010
Executive Vice      1994
President and       1993
Chief Financial
Officer

R. A. McWhirter     1995      315,000        235,825(2)        15,825            12,000        449,190           81,395
Executive Vice      1994      300,000        260,000           -0-               18,000        126,600           81,472
President and       1993      285,000        260,000           32,829            26,600        131,316           72,347
Corporate Secretary
                                                                                          (footnotes on following page)

(1) Mr. Campbell became President and Chief Operating Officer in January 1994; he was previously Executive Vice President and Chief Operating Officer. Mr. Key joined Textron as Executive Vice President and Chief Financial Officer in April 1995. Mr. McWhirter became Executive Vice President and Corporate Secretary in April 1995; he was previously Executive Vice President and Chief Financial Officer.

(2) The amounts listed as paid to Messrs. Hardymon and McWhirter for 1995 include vested contributions made by Textron ($122,000 in the case of Mr. Hardymon, and $15,825 in the case of Mr. McWhirter) as a result of their respective elections to defer all or part of their annual and/or long term incentive compensation into the stock unit fund of the Deferred Income Plan.

(3) The amount listed as paid to Mr. Key for 1995 includes $557,000 to replace lost compensation awards from his prior employer.

(4) Amounts listed are not restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer all or part of their annual and/or long-term incentive compensation or a part of their salary into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron Common Stock.
    As of December 30, 1995, 2,427 unvested stock units with a market value of $163,823 were credited to the account of Mr. Hardymon and 315 unvested stock units with a market value of $21,263 were credited to the account of Mr. McWhirter. Upon Mr. Hardymon's retirement from Textron on or after November 30, 1999, or if his employment ends earlier because of disability or death, he or his estate will be entitled to receive 50,000 shares of Textron Common Stock, the value of which on December 31, 1995 was $3,375,000.
    The amount listed for Mr. Campbell was the market value at the time of grant of a retention award, pursuant to which Mr. Campbell will receive the cash equivalent of 25,000 shares of Textron Common Stock provided he remains in Textron's employment through January 1, 2001. As of December 30, 1995, the market value of the 25,000 shares was $1,687,500.
    The amount listed for Mr. Key was the market value of a stock award, pursuant to which Textron will pay Mr. Key the cash equivalent of 20,000 shares of Textron common stock following his retirement provided he retires from Textron at or after age 65. As of December 30, 1995, the market value of the 20,000 shares was $1,350,000.

(5) Amounts listed as "All Other Compensation" for 1995, are comprised of the following: (i) Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan of $46,250, $26,500, $19,250, $4,010, and $15,750 for Messrs. Hardymon, Campbell,
    Wayland, Key and McWhirter, respectively, and (ii) Textron's contributions under the Profit Sharing component of the Supplemental Benefits Plan of $279,143, $132,516, $86,504 and $65,645 for Messrs. Hardymon, Campbell,
    Wayland and McWhirter, respectively.

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the 1994 Plan during Textron's 1995 fiscal year to the Named Officers. The number of stock options granted to the Named Officers during Textron's 1995 fiscal year is also listed in the Summary Compensation Table on page 14 of this Proxy Statement in the column entitled "Securities Underlying Options/SARs."

                                     STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                                  POTENTIAL REALIZABLE
                                                                                                         VALUE
                                                    INDIVIDUAL GRANTS                              AT ASSUMED ANNUAL
                                ----------------------------------------------------------              RATES OF
                                                  PERCENT OF                                          STOCK PRICE
                                   NUMBER           TOTAL                                             APPRECIATION
                                     OF          OPTIONS/SARS     EXERCISE                          FOR OPTION/SARS
                                 SECURITIES       GRANTED TO         OR                                TERM($)(1)
                                 UNDERLYING       EMPLOYEES         BASE                       --------------------------
                                OPTIONS/SARS      IN FISCAL         PRICE       EXPIRATION        FIVE            TEN
             NAME                GRANTED(#)          YEAR         ($/SHARE)        DATE         PERCENT         PERCENT
             ----               ------------     ------------     ---------     ----------     ----------     -----------
J. F. Hardymon.................        -0-             --%        $   --            --         $    --        $     --
L. B. Campbell.................     40,000            3.8%         73.9375       12/13/05       1,859,956       4,713,492
W. F. Wayland..................     17,500            1.6%         73.9375       12/13/05         813,731       2,062,153
S. L. Key......................     20,000            1.9%         56.9375        4/16/05         716,154       1,814,874
                                    17,500            1.6%         73.9375       12/13/05         813,731       2,062,153
R. A. McWhirter................     12,000            1.1%         73.9375       12/13/05         557,987       1,414,048

---------------

(1) The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron Common Stock. At a five percent and ten percent annual rate of stock price appreciation, the stock price would be approximately $120.44 and $191.77, respectively, at the end of the ten-year term of the options. The corresponding stock prices for Mr. Key's April grant would be $92.75 and $147.68, respectively.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the Named
Officers, concerning: (i) the exercise during fiscal year 1995 of stock options and (ii) unexercised options held as of the end of Textron's 1995 fiscal year, which were granted to the Named Officers during 1995 and in prior fiscal years under either the 1994 Plan or a predecessor plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                              SHARES                         FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                             ACQUIRED         VALUE      ---------------------------   ---------------------------
          NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            --------------   -----------   -----------   -------------   -----------   -------------
J.F. Hardymon...........       -0-          $   -0-        157,325          -0-         $3,954,549     $   -0-
L.B. Campbell...........      57,000         1,616,939      81,999         65,001        1,285,794       457,831
W.F. Wayland............      29,939           686,397      31,499         29,001          428,075       210,612
S.L. Key................       -0-              -0-          -0-           37,500            -0-         211,250
R.A. McWhirter..........      16,500           780,067      57,624         21,001        1,302,932       164,831

---------------

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 1995 fiscal year to the Named Officers pursuant to the 1994 Plan for the 1996-1998 performance cycle, except as indicated with respect to Mr. Key.

                        LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
                                                 PERFORMANCE OR
                                 NUMBER OF        OTHER PERIOD
                                PERFORMANCE     UNTIL MATURATION   ESTIMATED FUTURE PAYOUTS UNDER
            NAME              SHARE UNITS (#)       OR PAYOUT       NON-STOCK PRICE BASED PLANS
            ----              ---------------   ----------------   ------------------------------
                                                                          TARGET NUMBER OF
                                                                    PERFORMANCE SHARE UNITS (#)
J.F. Hardymon...............       25,000            3 years                   25,000
L.B. Campbell...............       13,000            3 years                   13,000
W.F. Wayland................        6,200            3 years                    6,200
S.L. Key....................        7,000(1)         2 years                    7,000
                                    7,000(2)         3 years                    7,000
                                    6,200            3 years                    6,200
R.A. McWhirter..............        4,500            3 years                    4,500

---------------

(1) Granted in April 1995 to Mr. Key for a special 1995-1996 performance cycle.

(2) Granted in April 1995 to Mr. Key for the 1995-1997 performance cycle.

     The number of performance share units earned by the Named Officers at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be generally based 75% on earnings per share growth and 25% on discretionary performance measures, including balance sheet strength/asset management, shareholder value and the Named Officer's individual performance. If the earnings per share growth target and other performance measures are met, the target number of performance share units will be paid out. If the results are less than the target, the payment of a lesser number of performance share units may be authorized by the Board of Directors. The 1994 Plan permits payment in excess of target awards at the sole discretion of the Board of Directors for extraordinary performance. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron Common Stock at the end of the performance period.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Pension Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                  -------------------------------------------------------------------
REMUNERATION(1)                   10          15          20           25            30            35
---------------                   --          --          --           --            --            --
   $  500,000    ...........   $ 73,862    $110,794    $147,725    $  184,656    $  221,587    $  258,519
      600,000    ...........     88,862     133,294     177,725       222,156       266,587       311,019
      750,000    ...........    111,362     167,044     222,725       278,406       334,087       389,769
    1,000,000    ...........    148,862     223,294     297,725       372,156       446,587       521,019
    1,250,000    ...........    186,362     279,544     372,725       465,906       559,087       652,269
    1,500,000    ...........    223,862     335,794     447,725       559,656       671,587       783,519
    1,750,000    ...........    261,362     392,044     522,725       653,406       784,087       914,769
    2,000,000    ...........    298,862     448,294     597,725       747,156       896,587     1,046,019
    2,250,000    ...........    336,362     504,544     672,725       840,906     1,009,087     1,177,269
    2,500,000    ...........    373,862     560,794     747,725       934,656     1,121,587     1,308,519
    2,750,000    ...........    411,362     617,044     822,725     1,028,406     1,234,087     1,439,769
    3,000,000    ...........    448,862     673,294     897,725     1,122,156     1,346,587     1,571,019

---------------
(1) Based on highest consecutive five-year average compensation.

     Benefits under the Textron Pension Plan formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column, of the Summary Compensation Table on page 14 of this Proxy Statement. As of December 31, 1995, the years of credited service for the Named Officers were as follows: Mr. Hardymon, 6 years; Mr. Campbell, 3 years; Mr. Wayland, 11 years; Mr. Key, 1 year; and Mr. McWhirter, 31 years.

     Annual pension amounts shown in the table above are not subject to any offset for Social Security benefits. The Textron Pension Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code of 1986, as amended ("IRC"). To compensate certain Textron executives, including the Named Officers, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including Messrs. Hardymon, Campbell, Wayland and Key, also participate in the Textron Executive Supplemental Retirement Plan, which provides benefits to participants who remain in the employ of Textron until age sixty-five (65). Under this plan, Messrs. Hardymon, Campbell, Wayland and Key are entitled to receive an annual supplemental pension benefit equal to fifty percent (50%) of their highest consecutive five-year average compensation reduced by any amounts which they are entitled under the plans of Textron and any prior employer.

     Under an agreement with Textron, Mr. Campbell is entitled to receive supplemental pension payments in an amount equal to his non-vested benefits accrued under the Textron Pension Plan if his employment is terminated by Textron prior to the completion of five years of service. Under an agreement with Textron, Mr. Wayland is entitled to receive supplemental pension payments equal to the excess, if any, of amounts payable under the provisions of the Textron Pension Plan for the period of his employment plus eight years of additional credited service, over the amounts he actually receives from the plans of Textron and a prior employer. Mr. McWhirter, who was an officer of Ex-Cell-O Corporation at the time it was acquired by Textron, is entitled to receive supplemental pension payments that are intended to compensate him for the difference, if any, between the benefit under the Textron Pension Plan and the amount which he would have received under a former Ex-Cell-O Corporation pension plan which was merged into the Textron Pension Plan.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Messrs. Hardymon, Campbell, Wayland, Key and McWhirter have employment contracts with Textron through December 1998 which provide that during the term of the contract, their base salary will not be reduced and they will remain eligible for participation in Textron's executive compensation and benefit plans. The contracts with Messrs. Hardymon, Campbell, Wayland, Key and McWhirter are automatically extended each January for an additional year unless contrary notice is given.

     Certain benefit plans and arrangements in which the Named Officers participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon (i) any non-Textron person or group becoming the beneficial owner of more than thirty percent (30%) of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board cease to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than eighty percent (80%) of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former executive) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. However, supplemental savings accounts under the Supplemental Benefits Plan may be distributed only upon death, disability, retirement or termination from Textron. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The 1994 Plan provides that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Pension Plan provides that (i) if the Textron Pension Plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the IRC, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Hardymon's retirement stock incentive units and Mr. Campbell's retention award are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     During 1995, Surplus Notes (the "Notes") in the aggregate principal amount of $20,000,000 by Massachusetts Mutual Life Insurance Company, of which Mr. Wheeler is President and chief executive officer, were held in various investment accounts of The Paul Revere Insurance Group. The Notes, which were purchased in the ordinary course of business for the accounts, are due November 15, 2023, and bear interest at the rate of 7.625 percent a year. The maximum outstanding balance of this indebtedness during 1995 was $20,000,000 and the balance outstanding as of February 1, 1996, was $16,000,000. Textron owns approximately 83 percent of The Paul Revere Corporation, the parent corporation of the companies of The Paul Revere Insurance Group.

                              PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1990, in Textron Common Stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global multi-industry company with manufacturing and financial services operations in six business segments -- Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere. The peer group consists of every company in the following Standard & Poor's 500 price index industry groups: aerospace/defense, conglomerates, financial/life insurance, financial/personal loans and manufacturing (diversified industrial). The peer group also includes two diversified companies in comparable industries in the miscellaneous industrials group -- Allied Signal and TRW, Inc. The companies in the indices are weighted by market capitalization.

                                               (table appears on following page)

                            [Graph:  Performance Graph]

---------------------------------------------------------------------------------------------------------
                Dec. 31, 1990   Dec. 31, 1991  Dec. 31, 1992  Dec. 31, 1993  Dec. 31, 1994  Dec. 31, 1995
---------------------------------------------------------------------------------------------------------
Textron Inc.       $100.00         $149.14        $173.40         $230.89        $205.12       $281.81
S&P 500            $100.00         $130.47        $140.41         $154.56        $156.60       $215.45
Peer Group         $100.00         $123.51        $142.87         $176.24        $176.70       $265.25
---------------------------------------------------------------------------------------------------------

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP audited the consolidated financial statements of Textron for 1995. The Board of Directors desires to continue the services of this firm for 1996. Accordingly, the Board of Directors recommends to the shareholders ratification of the appointment of Ernst & Young LLP to audit the consolidated financial statements of Textron for 1996. If this resolution is defeated, the Board of Directors will reconsider its selection.

     A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 2 ON THE PROXY CARD).

                              SHAREHOLDER PROPOSAL

     William Steiner, whose address and number of shares held can be obtained upon request from the Office of the Secretary of Textron, has notified Textron that he intends to propose the following resolution at the Annual Meeting:

          "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

Mr. Steiner has submitted the following statement in support of his proposal:

          Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

          Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

          But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representative of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious affect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America, I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

          A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE SHAREHOLDER PROPOSAL.

          Textron and its shareholders benefit from having non-employee directors who are widely recognized for their exceptional experience and abilities. To attract and retain such individuals, Textron must offer a compensation package that reflects the ever-increasing time, effort and commitment expected of directors of companies like Textron.

          Textron's pension benefits for non-employee directors are part of an overall compensation package (described on page 6 of this Proxy Statement) that is reviewed annually by the Nominating and Board Affairs Committee of the Board. The pension benefit plan portion of the package is designed to encourage directors to remain on the Board long enough to obtain a thorough knowledge of Textron's business and to provide continuity on the Board. In order to receive pension benefits under the plan, non-employee directors must have retired from the Board after serving on the Board for at least five years and must be at least 70 years old (or 65 years old if approved by the Board in a particular case). In addition, Textron's obligation to pay a pension under the plan is conditioned upon the director providing such services and counsel after retirement as the Board may reasonably request and the director's refraining from any act or failure to act that may result in injury to Textron. The Board believes the longevity and continuity promoted by the plan well serves the interests of Textron's shareholders.

          ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 3 ON THE PROXY CARD).

                              VOTING OF PROXIES

     Each valid proxy in the enclosed form received by Textron will be voted by the persons named therein. Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted in favor of the election of the five nominees in Class III described in this Proxy Statement on pages 2 and 3. The Board of Directors knows of no reason why any of the nominees so named would be unavailable for election. If any nominee should be unavailable for election by reason of death or otherwise, the proxies may be voted for the election of such other person as may be recommended by the Board of Directors.

     Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted for ratification of the appointment of Ernst & Young LLP as independent auditors and against the shareholder proposal described above.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by delivering a written notice of revocation to the Corporate Secretary of Textron or by submitting a subsequent proxy or by voting in person at the meeting.

     The five nominees for director receiving the greatest number of votes cast in person or by proxy will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Ratification of the appointment of Ernst & Young LLP as independent auditors and the shareholder proposal require the favorable vote of a majority of shares present in person at the 1996 Annual Meeting or represented by proxy and entitled to vote thereon. Abstaining from voting on the appointment of auditors and the shareholder proposal will have the same effect as voting against the proposal. Broker non-votes on the proposal to ratify the appointment of auditors and the shareholder proposal will not be included in the calculation of shares entitled to vote for such proposal and will have no effect on the outcome.

     Textron's policy on confidential voting provides that no proxy, ballot or voting materials that identify the vote of a specific shareholder will be disclosed to Textron or its directors, officers or employees except (a) as required by law or for the defense of legal proceedings, (b) if the shareholder requests disclosure or (c) in a proxy contest if the party soliciting proxies in opposition does not agree to observe Textron's confidential voting policy. Comments of shareholders written on proxies or ballots are transcribed and provided to the Corporate Secretary of Textron. Votes are counted by employees of First Chicago Trust Company of New York, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago Trust Company of New York.

     FOR SAVINGS PLAN PARTICIPANTS: For participants in the Textron Savings Plan (the "TSP") and the Paul Revere Savings Plan (the "PRSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TSP and the PRSP and the number of shares, if any, allocated to the participant's Tax Credit Account under the TSP by Bankers Trust Company, trustee for the TSP and the PRSP ("Bankers Trust"). When a participant's proxy card is returned properly signed, Bankers Trust will vote the participant's proportionate interest in the shares of Textron Common Stock held by Bankers Trust under the TSP and the PRSP in the manner the participant directs, or if the participant makes no direction, Bankers Trust will vote, with respect to the election of directors, the appointment of auditors and the shareholder proposal described above, the participant's proportionate interest in the shares of Textron Common Stock held by Bankers Trust under the TSP (except shares allocated to the participant's Tax Credit Account) and the PRSP in proportion to instructions received from other TSP or PRSP participants. Shares allocated to a participant's Tax Credit Account under the TSP will be voted only as the participant directs. For participants in the Textron Canada Savings Plan (the "TCSP") and the Paul Revere Canada Savings Plan (the "PRCSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TCSP and the PRCSP by Royal Trust Corporation of Canada, trustee for the TCSP and the PRCSP ("Royal Trust"). When the participant's proxy card is returned properly signed, Royal Trust will vote such shares in the manner the participant directs, or if the participant makes no direction, Royal Trust will vote with respect to the election of directors, the appointment of auditors and the shareholder proposal described above, all shares of Textron Common Stock allocated to the participant's accounts under the TCSP and the PRCSP in proportion to instructions received from other TCSP or PRCSP participants.

     All such directions will be held in confidence.

                   OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

                           SOLICITATION OF PROXIES

     All expenses incurred in connection with this solicitation will be borne by Textron. Textron may request banks and brokers to solicit their customers who have a beneficial interest in Textron's stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. In addition to the use of the mails, solicitation may be made by employees of Textron by telephone, other electronic means and personal interview, without additional compensation for such services. Textron has retained D. F. King & Co., Inc., of New York, New York, a proxy soliciting organization, to solicit management proxies for the annual meeting. The fees of such organization in connection therewith are estimated to be $13,000, plus reasonable out-of-pocket expenses.

                SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1997 annual meeting of Textron shareholders must be received by Textron for inclusion in the proxy statement and form of proxy relating thereto on or before November 14, 1996. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

                                            By order of the Board of Directors,

                                            /s/ Richard A. McWhirter

                                            Richard A. McWhirter
                                            Executive Vice President and
                                            Corporate Secretary

March 14, 1996

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED.

                                [TEXTRON LOGO]


James F. Hardymon                                       40 Westminster Street
Chairman and CEO                                        Providence, RI 02903
Textron Inc.





    Dear Fellow Participant:

        Textron's Annual Shareholders' Meeting will take place on April 26, 1995. As a Participant in a Textron Savings Plan, you are entitled to instruct the Plan's Trustee as to how to vote your shares of Textron Stock. Your vote is important.
    ----------------------

        Enclosed with this letter is the proxy statement for the meeting, our 1994 Annual Report to Shareholders, and a voting card. Please complete your voting card and mail it in the enclosed envelope. If the Trustee does not receive this card by April 21, 1995, your shares will be voted in accordance with the provisions of the Plan.

        The subject of each proposal to be voted on is shown on the voting card and is explained in greater detail in the proxy statement. The Board of Directors recommends that you instruct the Trustee to vote FOR the election
                                                               ---
    of the three nominees for Director listed in Item 1 and FOR Item 2.
                                                      -     ---      -
        Thank you for continued support.

                                              Sincerely,


                                              /s/ James F. Hardymon





    Enclosures

--------------------------------------------------------------------------------

                                 TEXTRON INC.
P            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 24, 1996
R

O The undersigned hereby appoints James F. Hardymon, Lewis B. Campbell and Richard A. McWhirter, or any one or more of them, attorneys with full
X power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally
Y present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 24, 1996, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

    This card also constitutes voting instructions (i) to the respective Trustees under the Textron Savings Plan and Paul Revere Savings Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the Trustees under such Plans and (ii) to the respective Trustees under the Textron Canada Savings Plan and Paul Revere Canada Savings Plan to vote, in person or by proxy, all shares of Common Stock of Textron Inc. allocated to the accounts of the undersigned under such Plans, in each case as described in the proxy statement.
                                              (Change of Address/Comments)

                                       ________________________________________

                                       ________________________________________

                                       ________________________________________

                                       ________________________________________

                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                              ----------------
                                                              SEE REVERSE SIDE
                                                              ----------------
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                    [LOGO]

                                ANNUAL MEETING

                                      OF

                             TEXTRON SHAREHOLDERS


                    CLOCK TOWER RESORT & CONFERENCE CENTER
                    --------------------------------------

                            7801 East State Street
                              Rockford, IL 61125
                                (815) 398-6000

Clock Tower Resort & Conference Center is located just off Interstate 90 in Rockford, Illinois, less than 90 minutes drive from Madison, Milwaukee and Chicago--10 minutes from Rockford's regional airport and 60 minutes from O'Hare International Airport.

--------------------------------------------------------------------------------
/ X /  PLEASE MARK YOUR
       VOTES AS IN THIS                                                1596
       EXAMPLE.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposal 2 and AGAINST proposal 3, or if this card constitutes voting instructions to a savings plan trustee, such trustee will vote as described in the proxy statement.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2.
--------------------------------------------------------------------------------

                  FOR*     WITHHELD FROM ALL            NOMINEES:
1.  Election of   /  /          /   /                H. Jesse Arnelle
    Directors                                          Brian H. Rowe
                                                       Sam F. Segnar
                                                      Jean Head Sisco
                                                     Martin D. Walker

* Except vote withheld from the following nominee(s):


____________________________________________________

                                       FOR        AGAINST        ABSTAIN
2.  Ratification of appointment       /  /         /  /           /  /
    of independent auditors

--------------------------------------------------------------------------------

                                     /  /   Change of Address/
                                            Comments on
                                            Reverse Side.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.
--------------------------------------------------------------------------------

                                       FOR        AGAINST        ABSTAIN
3.  Shareholder proposal relating     /  /         /  /           /  /
    to non-employee director
    retirement plans.
--------------------------------------------------------------------------------


                                Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                ______________________________________________

                                ______________________________________________
                                SIGNATURE(S)                       DATE

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                    [LOGO]

                                ANNUAL MEETING

                                      OF

                             TEXTRON SHAREHOLDERS


                          Wednesday, April 24, 1996
                                  10:30 a.m.

                    CLOCK TOWER RESORT & CONFERENCE CENTER
                            7801 East State Street
                              Rockford, Illinois

                               IMPORTANT NOTICE
                               ----------------

                   IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                 RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.
                    BY DOING SO, YOU MAY SAVE TEXTRON THE
                     EXPENSE OF ADDITIONAL SOLICITATION.